                                   EXHIBIT 5



                                August 13, 1998



Mail-Well, Inc.
23 Inverness Way East, Suite 160
Englewood, Colorado  80112

Ladies and Gentlemen:

     You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") which is expected to be filed by Mail-Well, Inc. (the "Company") on or about August 13, 1998, with respect to the offer and sale of 3,074,800 additional shares of the Company's common stock, $.01 par value ("Company Stock"), issuable under the Mail-Well, Inc. 1997 Non-Qualified Stock Option Plan, the Mail-Well Inc. 1998 Incentive Stock Option Plan and the Mail-Well, Inc. Allied Acquisition Non-Qualified Stock Option Plan (the "Plans") as described in the Registration Statement.

     We have examined such records and documents and have made such investigations of law as we have deemed necessary under the circumstances. Based on that examination and investigation, it is our opinion that the shares of Company Stock referred to above will be, when sold in accordance with the Plans and in the manner described in the Registration Statement, validly issued, fully paid and non-assessable.

     We consent to the use in the Registration Statement of our name and the statement with respect to our firm under the heading of "Interests of Named Experts and Counsel."

                                       Sincerely yours,

                                       ROTHGERBER JOHNSON & LYONS LLP

                                       /s/ Rothgerber Johnson & Lyons LLP